Exhibit 99.1

FOR IMMEDIATE RELEASE

LSC COMMUNICATIONS, INC. RECEIVES DELISTING NOTICE FROM THE NEW YORK STOCK EXCHANGE

CHICAGO, December 27, 2019 – LSC Communications, Inc. (NYSE: LKSD) (“LSC” or the “Company”) today announced that it received notification from the New York Stock Exchange (the “NYSE”) that the NYSE has determined to commence proceedings to delist the Company’s common stock (the “Common Stock”) from the NYSE and that trading in the Common Stock on the NYSE has been suspended, effective immediately.

The NYSE reached its decision pursuant to Rule 802.01B of the NYSE Listed Company Manual because the Company did not meet the NYSE’s continued listing standard that requires listed companies to maintain an average global market capitalization of at least $15 million over a period of 30 consecutive trading days.

The Company anticipates that its Common Stock will begin trading on the OTCQX® Best Market under the symbol “LKSD”. The transition to the OTC markets will not affect the Company’s business operations or its Securities and Exchange Commission reporting and does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

About LSC Communications

With a rich history of industry experience, innovative solutions and service reliability, LSC Communications (NYSE: LKSD) is a global leader in print and digital media solutions. Our traditional and digital print-related services and office products serve the needs of publishers, merchandisers and retailers around the world. With advanced technology and a consultative approach, our supply chain solutions meet the needs of each business by getting their content into the right hands as efficiently as possible.

For more information about LSC Communications, visit www.lsccom.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements, including risks associated with the ability of LSC Communications to perform as expected as a separate, independent entity and risks associated with the volatility and disruption of the capital and credit markets, and adverse changes in the global economy. Readers are strongly encouraged to read the full cautionary statements contained in LSC’s filings with the SEC. LSC disclaims any obligation to update or revise any forward-looking statements.

Investor Contact

Michael King, Senior Vice President Investor Relations & Finance

E-mail: investor.relations@lsccom.com

773-272-9275